Exhibit 99.1
CONTACT:
Syntax-Brillian Corporation
James Li, President and Chief Executive Officer, 909-859-8468
Jack Hodgson, Chief Financial Officer, 602-389-8797
Syntax-Brillian Corporation Announces
Receipt of Nasdaq Deficiency Letter
TEMPE, Arizona — October 22, 2007 — Syntax-Brillian Corporation (Nasdaq:BRLC) today announced that it received a Nasdaq Staff Deficiency Letter on October 17, 2007 indicating that the company fails to comply with the majority independent director requirement for continued listing set forth in Nasdaq Marketplace Rule 4350. The company was expecting receipt of this letter, as the failure to meet the independent director requirement is a result of the recent appointment of John S. Hodgson, a previously independent director, as the company’s new Chief Financial Officer. The company notified Nasdaq of the deficiency on October 2, 2007.
Nasdaq advised the company that it has until March 31, 2008 to cure this deficiency or the company will be subject to delisting. The company is currently interviewing a number of qualified independent director candidates. As a result, the company expects to cure the deficiency in the near future and well before the March 31, 2008 deadline.
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is a leading designer, developer, and distributor of LCD HDTVs and digital cameras. The company’s lead products include its Olevia™ brand (www.Olevia.com) high definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products.
Olevia, Brillian, and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation.
Safe-Harbor Statement:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such statements include the ability of the company to comply with the Nasdaq independent director requirements. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include the willingness of independent director candidates to serve on the company’s board of directors and other risks as detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
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